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EXHIBIT 8.0    OPINION OF PATTON BOGGS LLP  RE: FEDERAL TAX MATTERS
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                                                                     EXHIBIT 8.0

October 27, 1998
                                                                  (202) 457-6000

Board of Directors
First Federal Savings and Loan Association of Warren
185 East Market Street
Warren, Ohio 44482

Board of Directors
First Place Financial Corporation
185 East Market Street
Warren, Ohio 44482


Re: Certain Federal Tax Consequences of the Conversion of First Federal Savings and Loan Association of Warren from a Federally Chartered Mutual Savings and Loan Association to a Federally Chartered Stock Savings and Loan Association and the Issuance of Common Stock of First Federal Savings and Loan Association of Warren to First Place Financial Corporation, pursuant to a Plan of Conversion, and the Sale of First Place Financial Corporation Common Stock


Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the plan of conversion of First Federal Savings and Loan Association of Warren (the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, the issuance of the Association's common stock to First Place Financial Corporation, a Delaware corporation (the "Company" or the "Holding Company"), and the sale of Holding Company common stock pursuant to the plan of conversion adopted by the Board of Directors on June 15, 1998 (collectively, the "Plan of Conversion" or "Conversion").

The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS."

Our opinions are based on the STATEMENT OF FACTS, the representations described in the section of the letter entitled "REPRESENTATIONS," and our examination of such corporate records, certificates and other documents as we have considered necessary or
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Board of Directors
October 27, 1998
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appropriate for this opinion. In such examination, we have accepted, and not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Unless otherwise noted, section references are to the Internal Revenue Code of 1986 as amended (the "Code") as in effect as of the date of this letter. Capitalized terms not defined in this letter have the meanings assigned to them in the Plan of Conversion.

                               STATEMENT OF FACTS

The Association is a federally chartered mutual savings association. As a mutual savings and loan association, the Association has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Association belong to the deposit account holders of the Association, herein after sometimes referred to as "depositors." A depositor of the Association has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Association is ever liquidated. In addition, a depositor of the Association is entitled to interest on his account balance as fixed and paid by the Association.

In order to provide organizational and economic strength to the Association, the Board of Directors has adopted the Plan of Conversion whereby the Association will convert into a federally chartered stock savings and loan association (the "Converted Association"), the common stock of which will be held entirely by a newly created Holding Company, First Place Financial Corporation. As part of the Conversion, the Association will issue all of its common stock to the Holding Company. Holding Company will issue and sell its common stock ("the Conversion Stock") in accordance with the Plan of Conversion.

As part of the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock (the "Subscription Offering") will be granted in the form of nontransferable subscription rights for up to 9,077,065 shares (which may be increased to 10,638,625 shares) of Conversion Stock in the following order of descending priority: (i) the Bank's Eligible Account Holders; (ii) the ESOP;
(iii) the Bank's Supplemental Eligible Account Holders; and (iv) certain Other Members. The Company will offer the shares of Conversion Stock not subscribed for in the Subscription Offering for sale in a community offering (the "Community Offering") to certain members of the general public. The aggregate sales price of the Conversion Stock will be based on an independent appraiser's valuation of the estimated pro forma market value of the Common Stock of the Converted Association held by Holding Company. The Conversion of the Association
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Board of Directors
October 27, 1998
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and sale of the Conversion Stock will be subject to approval by the Office of
Thrift Supervision and the approval of the Voting Members.

As part of the Conversion, the Association will establish a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Association for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their savings accounts at the Association.
Each Eligible Account Holder and Supplemental Eligible Account Holder will, with respect to his savings account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his savings account balance on the Eligibility Record Date or the Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced.

In the unlikely event of a complete liquidation of the Converted Association (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their savings accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted sub-account balance for his savings account then held, before any liquidation distribution may be made to Holding Company as the sole shareholder of the Converted Association's common stock. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction with an FDIC institution, in which the Converted Association is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

As part of the Conversion, Holding Company and the Association intend to establish a charitable foundation that will qualify as an exempt organization under section 501(c)(3) of the Code (the "Foundation") and to donate to the Foundation from authorized, but unissued, shares of Conversion Stock an amount up to 7.7% of the number of shares of Conversion Stock sold in the Conversion. The Foundation is intended to further the Converted Association's long term commitment to its community. The Plan of Conversion provides that the Foundation is intended to complement the Association's existing community reinvestment activities so as to allow the local community to share in the growth and profitability of the Holding Company and the Converted Association over the long term. In the event that the Foundation does not qualify as an organization exempt from tax under section 501(c)(3), the Association may determine to complete the Conversion without creating the Foundation.
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Board of Directors
October 27, 1998
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The Foundation will be dedicated to the promotion of charitable purposes including community development and grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or
civic minded projects.   The Foundation will annually distribute total grants to
assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year.
In order to serve the purposes for which it was formed and to maintain its section 501(c)(3) qualification, under the Plan of Conversion, the Foundation may sell, on an annual basis, a limited portion of the Conversion Stock contributed to it by the Holding Company.

                                REPRESENTATIONS

You have provided the following representations concerning this transaction:

     (a) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the Converted Association to be held by Eligible Account Holders and Supplemental Eligible Account Holders immediately after the Plan of Conversion will be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Association) deemed to be exchanged therefor.

     (b) If a depositor's total deposits in the Association equal or exceed $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, then the full amount of that depositor's total deposits will be eligible to participate in the liquidation account. The fair market value of the deposit accounts of the Association which have a balance of less than $50 on the Eligibility Record Date or Supplemental Eligibility Record Date will be less than 1% of the total fair market value of all deposit accounts of the Association.

     (c) Immediately following the Conversion, the Eligible Account Holders and Supplemental Eligible Account Holders of the Association will own all of the outstanding interests in the liquidation account and will own such interests solely by reason of their ownership of deposits in the Association immediately before the Conversion.

     (d) After the Conversion, the Converted Association will continue the business of the Association in the same manner as prior to the Conversion. The Converted Association has no plan or intention and the Holding Company has no plan or intention to cause the Converted Association to sell its assets other than in the ordinary course of business.
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Board of Directors
October 27, 1998
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     (e)  The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Converted Association.

     (f) The Holding Company has no current plan or intention to redeem or otherwise acquire any of the Conversion Stock issued in the Conversion.

     (g) Immediately after the Conversion, the Converted Association will possess the same assets and liabilities of the Association immediately prior to the Conversion, plus the net proceeds from the sale of th e Converted Association's common stock to the Holding Company.

     (h) None of the shares of the Conversion Stock to be purchased by the depositors of the Association in the Conversion will be issued or acquired at a discount. However, shares may be granted to certain Directors and employees as incentive compensation through the Employee Plans. Compensation to be paid to such Directors and employees, taking into account any shares granted, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (i) The fair market value of the assets of the Association, which will be held by the Converted Association in the Conversion, will equal or exceed the sum of the liabilities of the Association which will be assumed by the Converted Association and any liabilities to which the Association's assets are subject. The Association has not incurred any liabilities other than in the ordinary course of business.

     (j) The Association is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of the Code.

     (k) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (i) nontransferable subscription rights, or (ii) an interest in the liquidation account of the Converted Association.

     (l) Depositors will pay the expenses of the Conversion solely applicable to them, if any. The Holding Company and the Association will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.
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Board of Directors
October 27, 1998
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     (m)  The exercise price of the subscription rights received by the
Association's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Conversion Stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

                                    OPINION

Based solely on the foregoing representations and information and assuming the Conversion occurs in accordance with the Plan, it is our opinion that:

     (1) The Conversion of the Association from a mutual savings and loan association to a stock savings and loan association will be a tax-free reorganization within the meaning of section 368(a)(1)(F) of the Code (Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Association nor the Converted Association will recognize gain or loss as a result of the Conversion. The Association and the Converted Association shall each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) No gain or loss will be recognized by the Converted Association or the Holding Company on the receipt by the Converted Association of money from the Holding Company in exchange for shares of the Converted Association's common stock or by the Holding Company upon the receipt of money from the sale of Conversion Stock (section 1032(a)).

     (3) The basis of the deposit accounts in the Converted Association to be received by the Eligible Account Holders and Supplemental Eligible Account Holders will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor (section 1012).

     (4) The basis of each Eligible Account Holder's or Supplemental Account Holder's interest in the liquidation account of the Converted Association will be zero (Rev. Rul. 71-233, 1971-1 C.B. 113).

     (5) No gain or loss will be recognized by an Eligible Account Holder or Supplemental Eligible Account Holder on the receipt of an interest in the liquidation account and/or nontransferable subscription rights to purchase shares of stock in the Holding Company to the extent the interest in the liquidation account and the nontransferable subscription rights received have no fair market value. (We understand
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Board of Directors
October 27, 1998
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that you hav e received a letter from Keller & Company, Inc. indicating that the subscription rights have no fair market value. In various private letter rulings, the Internal Revenue Service has stated that interests similar to interests in the liquidation account have no fair market value. Neither the Keller & Company letter nor private letter rulings issued to other taxpayers are binding on the Service. We express no legal opinion on the fair market value of liquidation accounts or nontransferable subscription rights or on whether gain will be recognized if the interests in the liquidation account or nontransferable subscription rights have value.)

     (6) Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     (7) The basis to the stockholders of the Holding Company Common Stock purchased in the Conversion will be the purchase price paid therefor (section
1012).

                                SCOPE OF OPINION

Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Conversion, that all of the information and representations referred to herein will continue to be accurate as of the date of the closing, and that all of the documents as presented to us will be executed without any material changes. We have also assumed the accuracy of the representations made by the
Association of which we have made no independent investigation thereof.   Any
changes in the transaction could cause us to modify our opinion.

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. In particular, if the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights and the Company and/or the Association may be taxable on the distribution of the subscription rights.

Moreover, our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive
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Board of Directors
October 27, 1998
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effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

We express no opinion as to any state or local income tax consequences of the Conversion or federal, state, or local income tax consequences of the formation of the Foundation. We understand that the accounting firm of Crowe, Chizek and Company LLP will be addressing the state tax consequences of the Conversion in a separate letter. We understand that Crowe, Chizek and Company LLP will also be addressing the federal, state, and local income tax consequences of the formation of the Foundation.

                                    CONSENT

We consent to the inclusion of this opinion as an exhibit to the Form AC and Form S-1 Registration Statement of Holding Company and the references to the summary of this opinion in such Form AC and Form S-1 Registration Statement. In addition, we consent to Crowe, Chizek and Company LLP's reliance on this letter solely for the purpose of issuing an opinion on the Ohio tax consequences of the Conversion.


Sincerely,


/s/ PATTON BOGGS LLP
PATTON BOGGS LLP


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